                                                                      EXHIBIT 99

                      COMMERCIAL BANCSHARES, INCORPORATED
                               415 Market Street
                           Parkersburg, West Virginia



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          NOTICE is hereby given that the Annual Meeting of Stockholders of COMMERCIAL BANCSHARES, INCORPORATED ("Commercial") will be held at the Dils Banquet & Meeting Center, 6th Street & Williams Court Alley, Parkersburg, West Virginia, at 3:00 p.m. on Wednesday, May 8, 1996, for the following purposes:

          (1) To elect seventeen (17) Directors of Commercial;

          (2) To ratify the selection of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants as auditors for Commercial for the year ending December 31, 1996; and

          (3) To transact such other business as may properly come before the meeting.

          Only stockholders of record at the close of business on Wednesday, March 20, 1996, are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the meeting and for 10 days preceding the meeting at the office of the Secretary of Commercial BancShares, 415 Market Street, Parkersburg, West Virginia.

          If you are unable to be present at the meeting, but desire to have your shares voted, please mark, date and sign the enclosed proxy and return it in the accompanying envelope.

                                         By order of the Board of Directors



                                         Larry G. Johnson
                                         Secretary

April 1, 1996

WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON IF YOU WISH TO DO SO AT THE MEETING. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                               [Proxy - Page 1]

                      COMMERCIAL BANCSHARES, INCORPORATED
                               415 Market Street
                       Parkersburg, West Virginia  26101

                                 April 1, 1996
                           -------------------------
                                PROXY STATEMENT
                           -------------------------

SOLICITATION AND REVOCABILITY OF PROXIES
          Your proxy is solicited by your Board of Directors. It will be voted as you direct. In the absence of your direction, it will be voted for the nominees and proposals set forth below.
          Any proxy may be revoked at any time before it is voted by notifying in person or by giving a written notice to Larry G. Johnson, Secretary-Treasurer, of the revocation, or by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy before it is voted.
          This proxy statement and the accompanying proxy are being mailed on or about April 14, 1996, to all stockholders entitled to vote at the meeting.

INFORMATION AS TO VOTING SECURITIES

          The Board of Directors has fixed the close of business on Wednesday, March 20, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date 1,469,670 shares of common stock ("Common Stock") were outstanding and entitled to vote at the meeting. Each share of stock is entitled to one vote.
          At the election for Directors, each shareholder has the right to vote the number of shares owned for as many persons as there are Directors to be elected and for whose election he or she has the right to vote. Cumulative voting in the election of Directors is permitted by State statute, and the exercise of that right is not subject to any condition precedent. Each stockholder may cast all of his votes for a single Director or he may distribute them among the number to be voted for as he sees fit. Shareholders desiring to cast cumulative votes by proxy should so indicate on the proxy.
          The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of Commercial or its subsidiaries without any additional remuneration and at nominal cost. Management intends to request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies. Commercial will bear the entire cost of soliciting proxies.

          The following shareholders are beneficial owners of more than 5% of the indicated class of stock as of March 20, 1996:

                                                       Amount and
Title of          Name and Address                      Nature of           Percent of
Class             of Beneficial Owner              Beneficial Ownership        Class
-----             -------------------              --------------------        -----
Common       Commercial BancShares, Inc.
              Employee Stock Ownership Trust
              (with 401(k) provisions)               130,366    Direct          8.9%
                Parkersburg, WV

Common       Mary S. Goodwin as Trustee of the
               Mary S. Goodwin Living Trust           73,329    Direct          5.0%
                 Waynesburg, PA


                               [Proxy - Page 2]

          As of March 20, 1996, Commercial stock beneficially owned by the Directors and Executive Officers as a group was as follows:

                              Number of Shares       Percent
           Title of Class    Beneficially Owned      of Class
           --------------    ------------------      --------
             Common Stock          265,600            18.072%


/1/ Included are 22,165 shares owned by Commercial BancShares Employee Stock Ownership Trust (with 401(k) provisions) and allocated to Directors and Executive Officers.

                    ---------------------------------------

                    Proposal No. 1:   Election of Directors

          The Board of Directors of Commercial has proposed seventeen Directors be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and have qualified. It is intended that shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees listed below. Unless otherwise indicated on the proxy, one vote per share owned will be voted in favor of each nominee.
Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the shares may be voted for substitute nominees, if any.
          Each nominee is currently a Director of Commercial. Twelve are currently Directors of one or more of the banking subsidiaries, Commercial Banking and Trust Company (CB&T), Jackson County Bank (JCB), Farmers and Merchants Bank of Ritchie County (F&M), Dime Bank (Dime), Union Bank of Tyler County (UBTC), The Community Bank (Community) or Bank of Paden City (Paden
City).
          The following table sets forth the names and ages of the nominees and the year the individual began continuous service as a Director of Commercial. Also shown with respect to the nominees are their principal occupations at present and for the past five years and directorships held by such persons in companies (other than Commercial) which are required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940 and certain other business or insurance companies. The number of shares of stock beneficially owned by each Director and that number as a percentage of the total shares outstanding is also shown.

               THE FOLLOWING PERSONS ARE NOMINATED FOR ELECTION:

                                                           Beneficially Owned
                                                Director  ------------------   Percent
Name                                       Age   Since     Class     Number   of Class
----                                       ---   -----     -----     ------   --------

Bruce Bingham                              66    1985      Common    10,648     0.724%
Ravenswood, West Virginia

     Bingham is retired from active employment with JCB, where he served as President from 1983-1990. He became a Director of JCB in 1968, and Chairman of the Board of Directors of JCB in 1995.

Frank L. Christy                           48    1983      Common    12,267    0.834%
Marietta, Ohio and Vero Beach, Florida

     Mr. Christy is a Real Estate Developer and was a Director of CB&T from 1977-1990.

A. Vernon Criss, III                       41    1985      Common    35,508    2.437%
Vienna, West Virginia

     Mr. Criss is the President of Century Block, Inc., and Century Limestone, Inc., Vice President of Atlas Towing Company, and Secretary-Treasurer of Bluestone Quarries, Inc. He was a Director of CB&T from 1984-1988.


                               [Proxy - Page 3]

Gary R. Davis                              51    1994      Common    24,738    1.683%
Sistersville, West Virginia

     Mr. Davis has been Chairman of Union Bank of Tyler County since January 1, 1995, and Chief Executive Officer since 1974. He was President from 1974 through 1994. He has been a Director of UBTC since 1974.

Wilson Davis                               72    1994      Common    10,975    0.746%
Pennsboro, West Virginia

     Mr. Davis is the retired Director of the Ritchie County Educational Trust. He is President and Chairman of The Community Bank. He became a Director of Community in 1974.

Carl E. Dollman                            72    1987      Common    3,774     0.256%
Vienna, West Virginia

     Mr. Dollman retired in 1986 from First Federal Savings and Loan Association of Parkersburg where he had served as President. He became a director of CB&T in 1987.

James A. Meagle, Jr.                       50    1992      Common    4,732     0.321%
Marietta, Ohio

     Mr. Meagle has been President of The Dime Bank since 1980. He became a Director of Dime in 1980.

David L. Mendenhall                        52    1994      Common    10,836    0.737%
Paden City, West Virginia

     Mr. Mendenhall has been President and Chief Executive Officer of Bank of Paden City since 1976. He became a Director of Paden City in 1976.

William E. Mildren, Jr.                    51    1983      Common    57,159    3.889%
Vienna, West Virginia

     Mr. Mildren is Chairman, President and Chief Executive Officer of Commercial and Chairman of CB&T. He is a Director of CB&T, JCB, Dime and UBTC. He became a Director of CB&T in 1977, Chairman in 1987.

Jack F. Poe                                73    1983      Common    5,210     0.354%
Parkersburg, West Virginia

     Mr. Poe is retired from CB&T, where he served as President for four years. He became associated with CB&T in 1954, and has served as a Director of CB&T since 1972. He is a life trustee of Marietta College.

Robert E. Richardson, Sr.                  81    1992      Common    12,287    0.836%
Marietta, Ohio

     Mr. Richardson is Chairman of Richardson Printing Company in Marietta, Ohio. He became a Director of Dime in 1985 and has served as its Chairman since 1986.


                               [Proxy - Page 4]

W. S. Ritchie, Jr.                         68    1985      Common    5,359     0.364%
Ravenswood, West Virginia

     Mr. Ritchie retired in 1988 as Commissioner of the West Virginia Department of Highways. He previously was affiliated with Ashland Coal Company, Inc. and Hobet Mining Company. He became a Director of JCB in 1967.

Susan S. Ross                              52    1983      Common    2,000     0.136%
Vienna, West Virginia

     Mrs. Ross is the former Chairman of Storck Baking Company, Inc., and was a Director of CB&T from 1982-1988.

Donald L. Scothorn                         66    1994      Common    15,177    1.032%
Parkersburg, West Virginia

     Mr. Scothorn has been President and Chief Executive Officer of Commercial Banking and Trust Company since August 1992. He has served as Chairman of the Board and Director of F&M since November 1987. He became a Director of CB&T in 1989 and of Paden City in 1994.

James L. Wahle                             59    1994      Common    440       0.029%
Vienna, West Virginia

     Mr. Wahle has been President and Chief Executive Officer of Kardex Systems, Inc., in Marietta, Ohio, since February 1994. Prior to joining Kardex he was President and CEO of Spacesaver Corporation. He is a member of the Board of Directors of Colborne Corporation, Glenview, Illinois.

Thomas N. Webster                          76    1983      Common    2,754     0.187%
Vienna, West Virginia

     Mr. Webster is the Vice Chairman of Commercial. He is retired from CB&T, where he served as Executive Vice President. He became a Director of CB&T in 1982, and JCB in 1985.

Morris B. Wilkins                          71    1987      Common    36,549    2.486%
Scotrun, Pennsylvania

     Mr. Wilkins is President of Caesars Pocono Resorts, Scotrun, Pennsylvania. He served as Chairman of the Board, President and Director of F&M from 1982 to 1987.

                    ---------------------------------------

All the shares of Common Stock reported are owned directly by each nominee unless otherwise indicated below:

Bingham, Bruce
     Of the 10,648 shares of Common Stock beneficially owned by Mr. Bingham, 1,254 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Christy, Frank L.
     Of the 12,267 shares of Common Stock beneficially owned by Mr. Christy, 3,666 are owned by a company of which Mr. Christy is an officer.


                               [Proxy - Page 5]

Criss, A. Vernon, III
     Of the 35,508 shares of Common Stock beneficially owned by Mr. Criss, 35,308 are owned by a company of which Mr. Criss is an officer.

Davis, Gary R.
     Of the 24,738 shares of Common Stock beneficially owned by Mr. Gary Davis, 685 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Meagle, James A. Jr.
     Of the 4,732 shares of Common Stock beneficially owned by Mr. Meagle, 832 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Mendenhall, David L.
     Of the 10,836 shares of Common Stock beneficially owned by Mr. Mendenhall, 663 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Mildren, William E. Jr.
     Of the 57,159 shares of Common Stock beneficially owned by Mr. Mildren, 362 are held in trust for members of his immediate family, and 6,643 shares are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Richardson, Robert E., Sr.
     Of the 12,287 shares of Common Stock beneficially owned by Mr. Richardson, 10,619 are owned by a company of which Mr. Richardson is the Chairman.

Scothorn, Donald L.
     Of the 15,177 shares of Common Stock beneficially owned by Mr. Scothorn, 2,908 are owned by Commercial BancShares, Inc. Employee Stock Ownership Trust.

Wilkins, Morris B.
     Of the 36,549 shares of Common Stock beneficially owned by Mr. Wilkins, 36,349 are owned by a member of his immediate family.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of Commercial met four times in 1995. All directors attended 75% or more of the board and committee meetings held except Mr. Wilkins, whose other business interests limited his attendance to 50% of the meetings.
     The Executive Committee is composed of Directors Mildren, Jr., Christy, Gary Davis, Dollman, Poe, Scothorn, and Webster. In 1995 there were 8 meetings of the Committee, which provides advice and counsel to the official staff of BancShares and acts for the Board of Directors upon delegated authority between meetings of the Board.
     The Audit Committee of Commercial consists of Mr. Poe as Chairman, Director Criss and eight outside Directors of Commercial subsidiaries: Orville Bonnell, Robert Doak, Peyton J. Dudley, Robert Feldmeier, A. D. Jackson, Arthur A. Maher, Stephen F. Seaman and William C. Wigal. The Committee reviews and evaluates significant matters related to the internal controls of Commercial, reviews the activities of Commercial's internal audit staff, meets with appropriate management personnel regarding internal audit results, and reports its findings to the Board of Directors of Commercial. It met twelve times during 1995.
     The Mergers and Acquisitions Committee of Commercial met twice during 1995. The members were Directors Christy (who served as chairman), Gary Davis, Dollman, Mildren, Jr., and Wilkins. The Committee's duties are to review and analyze any offers or proposals to merge with Commercial. It reports its analyses to the Executive Committee. It is also available to assist in the analysis and preparation of proposals or offers to acquire or merge with other corporations.
     The Compensation Committee was created to review and make recommendations regarding officers' salaries and benefits. Director Dollman served as chairman. Other members of the Committee


                               [Proxy - Page 6]
were Directors Ross and Wahle and outside directors of Commercial subsidiaries:
Robert L. Hartley, Neil R. Wynn, and George G. Couch. The Committee met four times in 1995.
     An EDP Steering Committee consists of the Presidents and members of the Boards of Directors of the subsidiary Banks. Members included: Mr. Mildren, Jr., Timothy Aiken of UBTC, Mr. Scothorn and Robert Tebay of CB&T, Thomas Lookabaugh and Clark Ritchie of JCB, Mrs. Donna Perine of F&M, Mr. Meagle, Jr., and Dan Stephan, Jr. of Dime, Mrs. Patty Poling of Community, and Larry Tracey of Paden City. There were five meetings in 1995. The Committee develops the budget and plan of operation for the Electronic Data Processing Department, serves as a liaison between banks and the Department, establishes priorities for implementation of new software, reviews standards and procedures used within the Department, monitors its performance, prepares a capital expenditures budget, including hardware and software, and makes recommendations in the area of personnel.
     Along with these Committees, there were several committees of the boards of directors of Commercial's subsidiaries which are assigned duties by, and report to, the subsidiaries' boards of directors.

                           COMPENSATION OF DIRECTORS

     Beginning in June 1988, a monthly fee of $250 was paid by Commercial to Directors who were not Directors of subsidiary banks. In addition, Directors received $100 for each meeting of the Board of Directors attended. Directors who were not active officers of Commercial or its subsidiaries also received $100 for each committee meeting attended.

Performance Adjusted Fees:
     At the recommendation of outside consultants engaged to advise Commercial regarding incentive compensation for its officers and appropriate fee levels for Directors, Commercial adopted a system of fee adjustments based on the performance of the company. The adjustments paid to Directors increase as corporate objectives with regard to return on assets are achieved or exceeded. In considering the level of adjustment, the consultants also examined the fees paid by banks and holding companies of comparable size with similar performance. For 1995, an adjustment of $1,953 in addition to regular Board and Committee Fees was paid to Commercial's directors who were not active officers of Commercial.

     During 1995 Directors of Commercial who were also directors of subsidiary banks were paid for their services to the banks according to the standard arrangements and performance adjusted fees in effect at each bank. There were no other arrangements pursuant to which any Director was compensated for services as a Director.

     DIRECTORS DEFERRED INCOME PLAN

     Commercial, CB&T, F&M, Jackson and Paden City have established Directors Deferred Income Plans with certain Directors which defers payment of directors' fees until the directors reach age 65. For those directors whose age was 65 or older at the time the plan was established, the payment of directors' fees is deferred for five to seven years.

                             EMPLOYMENT AGREEMENTS

     Effective January 27, 1992, Commercial entered into an agreement with James
A. Meagle, Jr., President of Dime. Generally, the agreement provides that if within five years from the "effective date" of the merger of Dime and Commercial, Dime or Commercial (1) either merges with or becomes a wholly owned subsidiary of another entity or (2) ceases to do business or exist for any reason, or (3) has change in control of ownership, and if concurrent with or within one year after the effective date of any one or more of the foregoing events, Mr. Meagle's employment is terminated involuntarily, with or without cause for any reason, or Mr. Meagle terminates his employment voluntarily for any reason, then Dime or Commercial will pay Mr. Meagle an amount equal to one year's gross salary. Mr. Meagle's salary will be computed at the


                               [Proxy - Page 7]
highest annualized rate received by Mr. Meagle during the period from the date of the agreement to the effective date of the termination of his employment under the circumstances described above. The effective date of the merger of Dime and Commercial was February 28, 1992.
     Five-year employment agreements between UBTC and Gary R. Davis, its President and Chief Executive Officer, Community and Patty S. Poling, its Cashier and Chief Executive Officer and Paden City and David L. Mendenhall, its President and Chief Executive Officer, became effective on August 1, 1994, (the "Effective Date") when there was a change in control due to the merger of Hometown Bancshares with Commercial. The agreements are virtually identical.
     The agreements provide for compensation during the employment period after a change in control. Specifically, the Bank must pay to the executive a salary at a rate not less than the rate in effect immediately prior to the Effective Date. Thereafter, the executive will receive increases of five percent (5%) per year or, if greater, increases as determined by the Board of each bank in its discretion. In addition to the regular salary, the executive will be entitled to participate fully and equitably in any bonus plan which the Bank makes available to its employees.
     The agreements provide for the payment of the executive's expenses including but not limited to all expenses of travel and business related living expenses provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Bank. The executive is also entitled to participate in all of the Bank's executive benefit plans and arrangements that are made available by the Bank to its executives and key management employees on a basis consistent with the terms, conditions and overall administration of such plans.
     Along with conditions of employment after a change in control, the Agreements also provide severance compensation to an executive if his or her employment should end under certain specified conditions after the Effective Date. First, if an executive dies, the Bank is liable for any salary or other benefits accrued as of the date of death. If the executive is disabled, the executive will receive full benefits including compensation for up to three (3) years. Any disability payments will be reduced by all payments to which the executive may be entitled under any disability insurance.
     Compensation is also paid upon any termination without cause following the Effective Date. In that instance, the Bank will be liable for any salary and other benefits accrued as of the termination date. No later than thirty (30) days after such termination, the Bank must also pay the executive a sum equal to three times the executive's then current salary in one lump sum as well as continue all benefit plans in effect at the date of termination for a period of three (3) years.
     In addition, compensation will be paid after the Effective Date if the executive terminates the Agreement under certain circumstances. Specifically, if the Bank, without the executive's express written consent (I) fails to comply with any provision of this agreement after ten (10) days written notice thereof from the executive to the Bank, or (ii) assigns the executive duties inconsistent with the executive's position, then the executive may give Bank thirty (30) days written notice that he/she is terminating the employment under the Agreement. If the executive terminates the employment for these reasons, the Bank will be liable for any salary and other benefits that have accrued as of the termination date. No later than thirty (30) days after said termination date, Bank must also pay the executive a sum equal to three (3) times the Executive's current annual salary in one lump sum payment, along with continuation of all benefit plans in effect at date of termination for a period of three (3) years without any cost to the executive.


                 RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Certain Directors and Officers of Commercial, CB&T, Jackson, F&M, Dime, UBTC, Community and Paden City and their associates were customers of and had transactions with the subsidiary banks in the ordinary course of the banks' business during 1995. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and, in the opinion of the banks did not involve more than normal risk of collectibility or present other unfavorable features.


                               [Proxy - Page 8]

                               EXECUTIVE OFFICERS
A description of the executive officers of Commercial and its subsidiaries as of March 20, 1996, follows.


Name                       Age  Position                       Business Experience
----                       ---  --------                       -------------------
William E. Mildren, Jr.     51  Chairman, President, and       President and Chief
                                Chief Executive Officer        Executive Officer,
                                of Commercial                  Commercial and CB&T

Gary R. Davis               51  Chairman & Chief Executive     Chairman and President,
                                Officer of UBTC; Executive     Hometown; President & CEO,
                                Vice Pres., Commercial         UBTC

Thomas M. Lookabaugh        45  President and Chief Executive  President and Chief Executive
                                Officer, Jackson               Officer, Jackson

James A. Meagle, Jr.        50  President and Chief Executive  President and Chief Executive
                                Officer, Dime                  Officer, Dime

David L. Mendenhall         52  President and Chief            Vice President, Hometown;
                                Executive Officer, Paden City  President and CEO, Paden City

Donna L. Perine             41  President and Chief Executive  President and Chief Executive
                                Officer, F&M                   Officer, F&M

Patty S. Poling             62  Cashier and Chief Executive    Cashier and Chief Executive
                                Officer, Community             Officer, Community

Donald L. Scothorn          66  President and Chief Executive  Executive Vice President
                                Officer, CB&T;                 and Chief Lending
                                Chairman, F&M                  Officer, CB&T

Larry G. Johnson            48  Executive Vice President and   Secretary-Treasurer,
                                Chief Financial Officer,       Commercial; Executive
                                Commercial; Corporate          Vice President and Chief
                                Secretary, Commercial          Financial Officer, CB&T

          The following executive officers, who are not directors of Commercial, are beneficial owners of shares of the indicated class of stock as of March 20, 1996:


Common                                  No. of Shares  Percentage

     Thomas M. Lookabaugh                       3,631       0.247%
          Ravenswood, West Virginia

     Donna L. Perine                            1,923       0.130%
          Harrisville, West Virginia

     Patty S. Poling                            1,220       0.083%
          Pennsboro, West Virginia

     Larry G. Johnson                           8,413       0.572%
          Parkersburg, West Virginia


                               [Proxy - Page 9]

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

          The following table shows, for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by Commercial and its subsidiaries, as well as certain other compensation paid or accrued for those years, to executive officers whose total annual salary and bonus exceeded $100,000.

                                      Annual Compensation
                              ------------------------------------
                                                         Other
Name and                                                 Annual      All Other
Principal                                               Compen-       Compen-
Position                Year  Salary($)  Bonus($)/1/  sation($)/2/  sation($)/3/
--------                ----  ---------  -----------  ------------  ------------
Wm. E. Mildren, Jr.     1995  $130,020     $51,584       $30,207       $ 3,113
Chairman, President     1994  $108,840     $75,723       $24,803       $12,013
and CEO, Commercial     1993  $103,620     $29,210       $16,525       $11,343

Donald L. Scothorn      1995  $ 92,520     $66,145       $13,760       $ 2,912
President and CEO,      1994  $ 89,280     $74,134       $12,851       $11,238
CB&T                    1993  $ 85,020     $49,287       $ 8,400       $ 8,976

Larry G. Johnson        1995  $ 71,100     $41,628       $ 9,510       $ 2,243
Exec. Vice Pres. &      1994  $ 68,340     $56,792       $ 8,301       $ 9,212
CFO, Commercial         1993  $ 64,440     $34,912       $ 8,400       $ 7,657

Thomas M. Lookabaugh    1995  $ 60,000     $41,054       $ 6,810      $ 1,618
President & CEO,        1994  $ 51,450     $34,286       $ 5,222      $ 5,741
Jackson                 1993  $ 49,000     $21,380       $ 4,200        5,409

/1/  Bonus is paid in January of the following year.
/2/  "Other Annual Compensation" includes amounts paid by Commercial and its
      Subsidiaries as Directors Fees.
/3/ "All Other Compensation" includes contributions to Commercial BancShares
     Employee Stock Ownership Plan (with 401(k) provisions) to match pre-tax elective deferral contributions (included under Salary and Bonus) made to the Plan, a basic contribution to the Plan and optional corporate contributions to the Plan (included in 1993 and 1994 only, as 1995 information is not yet available).

                    ---------------------------------------

                    Proposal No. 2:   Selection of Auditors

          It is recommended that the stockholders ratify the selection by the Board of Directors of Harman, Thompson, Mallory & Ice, A.C., Certified Public Accountants, as auditors for Commercial for the year ending December 31, 1996.
          Harman, Thompson, Mallory & Ice, A.C., examined the financial statements of Commercial in 1995, and, in the opinion of management and the Board of Directors, their selection as auditors for the coming year should be ratified. Representatives of Harman, Thompson, Mallory & Ice, a.c., are expected to be present at the annual meeting of shareholders with an opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions. In the event ratification of the selection of auditors is not approved by a majority of the shares of Common Stock voting, the Board of Directors will consider the selection of another accounting firm. If such selection was made, it might not become effective until 1997 because of the difficulty and expense of making a substitution.

          The Directors recommend that you vote FOR the above proposal.


                               [Proxy - Page 10]

                    ---------------------------------------

                              GENERAL INFORMATION

          The Board of Directors and management would like to have you attend the meeting in person. Please, however, mark, date, sign and return as promptly as possible the enclosed proxy in any event. The Board of Directors strongly recommends a vote FOR all nominees for election as Directors and the ratification of the selection of auditors. If a proxy does not specify otherwise, it will be voted according to the foregoing recommendations. If you attend the meeting, you may nonetheless vote in person by ballot if you desire.



                           PROPOSALS OF STOCKHOLDERS
                FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING,
                            TO BE HELD MAY 14, 1997

          Proposals which stockholders intend to present at next year's annual meeting, to be held Wednesday, May 14, 1997, will be eligible for inclusion in Commercial's proxy material for that meeting if they are submitted to the Secretary of Commercial in writing not later than December 31, 1996. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.


                                 OTHER MATTERS

          As of the date hereof, the Board of Directors was not aware that any matters not referred to in the form of proxy would be presented for action at the meeting. If any other business should come before the meeting, the persons named in the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by them according to their best judgment.

                                    By order of the Board of Directors,

                                    Larry G. Johnson
                                    Secretary-Treasurer

Parkersburg, West Virginia
April 1, 1996


                               [Proxy - Page 11]